Exhibit 3.201

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE LIMITED LIABILITY COMPANY TO
A DELAWARE LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)                                   The jurisdiction where the Non-Delaware Limited Liability Company first formed is Texas.

2.)                                   The jurisdiction immediately prior to filing this Certificate is Texas.

3.)                                   The date the Non-Delaware Limited Liability Company first formed is November 19, 2007.

4.)                                   The name of the Non-Delaware Limited Liability Company immediately prior to filing this Certificate is Pinnacle Consultants Mid-Atlantic, L.L.C.

5.)                                   The name of the Limited Liability Company as set forth in the Certificate of Formation is Pinnacle Consultants Mid-Atlantic, L.L.C.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 15th day of December, A.D. 2009.

By:	/s/ Michael R. Hicks
Authorized Person

Name:	Michael R. Hicks, M.D.
Print or Type

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                                          First:  The name of the limited liability company is Pinnacle Consultants Mid-Atlantic, L.L.C.

•                                          Second:  The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip Code 19801.

The name of its Registered agent at such address is The Corporation Trust Company

•                                          Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 18th day of December, 2009.

By:	/s/ Michael Hicks
Authorized Person(s)

Name:	Michael Hicks, MD
Typed or Printed